Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 3, 2017, with respect to the financial statements included in the Annual Report of Moleculin Biotech, Inc. on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statement of Moleculin Biotech, Inc. on Form S-8 (File No. 333-212619).

/s/GRANT THORNTON LLP

Houston, Texas

April 3, 2017